EXHIBIT 10(a)
                             CHECKPOINT SYSTEMS, INC.
                   AMENDED AND RESTATED PROFIT INCENTIVE PLAN

   RESOLVED, that the Management Incentive Plan ("MIP") is amended and restated in its entirety to provide that the revised plan shall be named the Profit Incentive Plan ("PIP"). The Chief Executive Officer, President and Chief Operating Officer and all Vice Presidents will participant in the PIP. Under the PIP, no bonus pool will be created unless pre-tax, pre bonus earnings exceed 18% of the beginning balance of Shareholders Equity for the relevant year. If such earnings are attained, a bonus pool will be created and will be equal to (i) 3% of all pre-tax, pre-bonus earnings in excess of 18% of the beginning balance of Shareholders Equity, plus (ii) 6% of pre-tax, pre-bonus earnings in excess of 27% of the beginning balance of Shareholders Equity for the relevant year. Distribution of the pool, if any, will be as follows: 20% to Mr. Wolf, the Company's Chairman of the Board of Directors and Chairman of the Executive Committee of the Board; 15% to Mr. Dowd, the Company's President, Chief Executive Officer and Chief Operating Officer; 8% to Mr. Aguilera, the Company's Senior Vice President - Manufacturing; 8% to Mr. Selfridge, the Company's Senior Vice President - Operations and Chief Financial Officer; 4% to Mr. Austin, the Company's Vice President - General Counsel and Secretary, 8% to Mr. Reilly, the Company's Senior Vice President - Americas' and Pacific Rim; 8% to Mr. Smith, the Company's Senior Vice - Marketing and Western European Operations; 4% to Mr. Farestad, the Company's Vice President - Research and Development and the remaining 25% divided among the foregoing at the discretion of the Committee.